Exhibit 23.2

June 24, 2003

Billy Dead, Inc.
2312 Lorenzo Drive
Los Angeles, CA 90068

Re: Registration Statement 333-104620 on form SB-2 for Series A Preferred Stock for Billy Dead, Inc. (the "Registration Statement')

Ladies and Gentlemen:

The undersigned has acted as special entertainment counsel to Civilian Capital, Inc., the underwriter of shares of Series A preferred stock of Billy Dead, Inc., a Delaware corporation (the "Company"), covered by the above-referenced Registration Statement, with respect to certain issues relating to the validity of the Company's intellectual property rights. We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of 954,000 shares of Series A Preferred Stock.

In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


SCAROLA REAVIS AND PARENT